EXHIBIT 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (“Agreement”) is made as of the 23rd day of January, 2007, by and between HomeFederal Bank, an Indiana commercial bank (the “Bank”), Home Federal Bancorp, an Indiana corporation (the “Corporation”) and John K. Keach, Jr. (“Keach”).

RECITALS:

WHEREAS, the Bank, the Corporation, and Keach have entered into an Employment Agreement dated October 15, 1987, as amended by five amendments prior to the date hereof (the “Agreement”);

WHEREAS, the parties desire to terminate the Agreement upon the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration and the mutual covenants contained herein, the Bank, the Corporation, and Keach agree as follows:

Section 1. From and after the date here, the Agreement is hereby terminated and is no longer of any force or effect.

Section 2. Keach hereby waives and releases any and all claims, demands, or causes of action against the Bank or the Corporation, or its successors and/or assigns, or against the Bank’s or the Corporation’s officers, employees, directors or agents arising out of or in any way related to the Agreement or the termination of the Agreement or as to any rights or benefits covered by the Agreement. Keach represents and states that his decision to terminate the Employment Agreement is voluntary, knowing, and that his decision has been made without any coercion or influence by the Board.

Section 3. This Agreement may be signed in one or more counterparts, each of which shall constitute one and the same agreement.

Section 4. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HOMEFEDERAL BANK

By:	/s/ Harold Force
Harold Force, Director

HOME FEDERAL BANCORP

By:	/s/ Harold Force
Harold Force, Chairman of the Governance and Nominating Committee

/s/ John K. Keach, Jr.
John K. Keach, Jr.